Exhibit 10.1
AMENDMENT TO
GENERAL GROWTH PROPERTIES, INC.
1998 INCENTIVE STOCK PLAN, AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2007
     This Amendment to the General Growth Properties, Inc. 1998 Incentive Stock Plan, as amended effective May 4, 2005 (the “1998 Plan”) is dated as of November 9, 2006. Capitalized terms not defined herein shall have the meaning set forth in the 1998 Plan.
     1. The definition of Fair Market Value set forth in Section 1 of the 1998 Plan is hereby amended in its entirety to read as follows:
     “Fair Market Value” means, as of any given date, the closing market price of the Common Stock on the New York Stock Exchange Composite Tape or, if not then listed on such exchange, on any other national securities exchange on which the Common Stock is then listed or on NASDAQ. If there is then no regular public trading market for such Common Stock, The Fair Market Value of the Common Stock shall be determined by the Committee in good faith.”
     2. The 1998 Plan is not otherwise modified and is hereby ratified and confirmed.
     3. The effective day of this Amendment shall be January 1, 2007.
     4. This Amendment and the 1998 Plan shall be considered, for all intents and purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the 1998 Plan, the terms and provisions of this Amendment shall, in all instances, prevail. If any provision of this Amendment or the application thereof to any person or circumstance is or becomes illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.